Mail Stop 0306


      April 7, 2005



Via Facsimile and U.S. Mail

Richard L. Jones
Chief Financial Officer
Microwave Filter Company, Inc.
6743 Kinne Street
East Syracuse, NY  13057


	Re:	Microwave Filter Company, Inc.
		Form 10-K for the fiscal year ended September 30, 2004
			Filed December 23, 2004
		Form 10-Q for the fiscal quarter ended December 31, 2004
		File No. 000-10976

Dear Mr. Jones:

	We have completed our review of your Form 10-K and related filings and do not, at this time, have any further comments.


						Sincerely,


						Martin F. James
						Senior Assistant Chief Accountant